Exhibit 15.4

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Renren Inc. on Form S-8 (File No. 333-177366, File No. 333-209734 and File No. 333-227886) of our report dated April 28, 2022, with respect to our audits of the consolidated financial statements and related notes of Kaixin Auto Holdings as of December 31, 2020 and 2021 and for each of the three years in the period ended December 31, 2021, which report appears as Exhibit 99.1 to the Amendment No. 1 to Annual Report on Form 20-F of Renren Inc. for the year ended December 31, 2021.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

June 24, 2022